Exhibit 99.1
10x Genomics Reports Fourth Quarter and Full Year 2023 Financial Results and Provides Outlook for 2024
Q4 2023 revenue growth of 18% and FY 2023 revenue growth of 20% over the corresponding periods of 2022
PLEASANTON, Calif. February 15, 2024 – 10x Genomics, Inc. (Nasdaq: TXG), a leader in single cell and spatial biology, today reported financial results for the fourth quarter and full year ended December 31, 2023 and provided outlook for 2024.
Recent Highlights
•Revenue was $184.0 million for the fourth quarter and $618.7 million for the full year of 2023, representing 18% and 20% increases over the corresponding periods of 2022.
•Increased cumulative instruments sold to 5,966 as of the end of 2023, comprising 5,180 Chromium instruments, 531 Visium instruments and 255 Xenium instruments.
•Launched preorders for Visium HD Spatial Gene Expression, enabling whole transcriptome spatial discovery at single cell-scale resolution.
•Unveiled and launched preorders for the first two products featuring Chromium GEM-X technology, the next generation of the company's leading single cell technology architecture, enabling higher performance at larger scale and lower cost.

"Our innovation engine has consistently delivered transformational technologies that have enabled our customers to expand the frontiers of science," said Serge Saxonov, Co-founder and CEO of 10x Genomics. "We're building on last year's extraordinary launch of Xenium with new, franchise-defining products in each of our three platforms that will take our portfolio to the next level. Our priority is to ensure our customers' success with these new products as we work together to deliver on the full promise and potential of single cell and spatial biology to advance human health."
Fourth Quarter 2023 Financial Results
Revenue was $184.0 million for the three months ended December 31, 2023, a 18% increase from $156.2 million for the three months ended December 31, 2022. This increase was primarily due to a higher volume of Spatial instruments and consumables sold.
Gross margin was 63% for the fourth quarter of 2023, as compared to 76% for the corresponding prior year period. The decrease in gross margin was primarily due to product mix with a higher mix of Spatial instruments sold.
Operating expenses were $171.0 million for the fourth quarter of 2023, a 20% increase from $142.5 million for the corresponding prior year period. The increase was primarily driven by $19.6 million of in-process research and development expense related to an agreement to acquire certain intangible and other assets earlier this year and impairment charges related to long-lived assets.
Operating loss was $55.2 million for the fourth quarter of 2023, as compared to an operating loss of $23.1 million for the corresponding prior year period. Operating loss also includes $38.9 million of stock-based compensation for the fourth quarter of 2023, as compared to $41.0 million for the fourth quarter of 2022.
Net loss was $49.0 million for the fourth quarter of 2023, as compared to a net loss of $17.2 million for the corresponding prior year period. This includes $19.6 million of in-process research and development expense related to an agreement to acquire certain intangible and other assets earlier this year.
Full Year 2023 Financial Results
Revenue was $618.7 million for the year ended December 31, 2023, a 20% increase from $516.4 million for 2022.

Gross margin was 66% for full year 2023, as compared to 77% for 2022. The decrease in gross margin was primarily due to product mix with a higher mix of Spatial instruments sold.

Operating expenses were $674.6 million for full year 2023, as compared to $564.0 million for 2022, an increase of 20%. The increase was primarily driven by $61.0 million of in-process research and development expense related to an agreement to acquire certain intangible and other assets earlier this year and higher personnel expenses including stock-based compensation expense.

Operating loss was $265.3 million for full year 2023, as compared to an operating loss of $167.9 million for 2022. This includes $167.0 million of stock-based compensation for full year 2023, as compared to $136.8 million for full year 2022.

Net loss was $255.1 million for full year 2023, as compared to a net loss of $166.0 million for 2022. This includes $61.0 million of in-process research and development expense related to an agreement to acquire certain intangible and other assets earlier this year.

Cash and cash equivalents and marketable securities were $388.7 million as of December 31, 2023.
2024 Financial Guidance
10x Genomics expects full year 2024 revenue to be in the range of $670 million to $690 million, representing 8% to 12% growth over full year 2023 revenue.
Webcast and Conference Call Information
10x Genomics will host a conference call to discuss the fourth quarter and full year 2023 financial results, business developments and outlook after market close on Thursday, February 15, 2024 at 1:30 PM Pacific Time / 4:30 PM Eastern Time. A webcast of the conference call can be accessed at http://investors.10xgenomics.com. The webcast will be archived and available for replay for at least 45 days after the event.
About 10x Genomics
10x Genomics is a life science technology company building products to accelerate the mastery of biology and advance human health. Our integrated solutions include instruments, consumables and software for single cell and spatial biology, which help academic and translational researchers and biopharmaceutical companies understand biological systems at a resolution and scale that matches the complexity of biology. Our products are behind breakthroughs in oncology, immunology, neuroscience and more, fueling powerful discoveries that are transforming the world’s understanding of health and disease. To learn more, visit 10xgenomics.com or connect with us on LinkedIn or X (Twitter).
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. All statements included in this press release, other than statements of historical facts, may be forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "contemplate," "believe," "see," "estimate," "predict," "potential," "would," "likely," "seek" or "continue" or the negatives of these terms or variations of them or similar terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include statements regarding 10x Genomics, Inc.'s product momentum, potential, progress and launches, our expected performance advantages and benefits of using our products and services, customer usage and adoption of our products and our financial performance and results of operations, including our expectations regarding revenue and guidance. These statements are based on management's current expectations, forecasts, beliefs, assumptions and information currently available to management. Actual outcomes and results could differ materially from these statements due to a number of factors and such statements should not be relied upon as representing 10x Genomics, Inc.'s views as of any date subsequent to the date of this press release. 10x Genomics, Inc. disclaims any obligation to update any forward-looking statements provided to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law. The material risks and uncertainties that could affect 10x Genomics, Inc.'s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's most recently-filed 10-K and elsewhere in the documents 10x Genomics, Inc. files with the Securities and Exchange Commission from time to time.
Disclosure Information
10x Genomics uses filings with the Securities and Exchange Commission, our website (www.10xgenomics.com), press releases, public conference calls, public webcasts and our social media accounts as means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD.
Contacts
Investors: investors@10xgenomics.com
Media: media@10xgenomics.com

10x Genomics, Inc.
Consolidated Statement of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue (1)	$183,979	$156,232	$618,727	$516,409
Cost of revenue (2)	68,197	36,827	209,414	120,386
Gross profit	115,782	119,405	409,313	396,023
Operating expenses:
Research and development (2)	65,267	63,614	270,332	265,667
In-process research and development	19,578	—	60,980	—
Selling, general and administrative (2)	86,125	78,887	343,330	298,300
Total operating expenses	170,970	142,501	674,642	563,967
Loss from operations	(55,188)	(23,096)	(265,329)	(167,944)
Other income (expense):
Interest income	4,637	2,815	16,906	6,647
Interest expense	(8)	(125)	(33)	(476)
Other income (expense), net	3,961	3,995	(307)	(198)
Total other income	8,590	6,685	16,566	5,973
Loss before provision for income taxes	(46,598)	(16,411)	(248,763)	(161,971)
Provision for income taxes	2,354	804	6,336	4,029
Net loss	$(48,952)	$(17,215)	$(255,099)	$(166,000)

Net loss per share, basic and diluted	$(0.41)	$(0.15)	$(2.18)	$(1.46)
Weighted-average shares used to compute net loss per share, basic and diluted	118,565,724	114,757,572	117,165,036	113,858,684

(1)The following table represents revenue by source for the periods indicated (in thousands). Spatial products includes the Company’s Visium and Xenium products:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Instruments
Chromium	$11,150	$15,243	$47,866	$58,552
Spatial	27,248	7,089	75,605	13,844
Total instruments revenue	38,398	22,332	123,471	72,396
Consumables
Chromium	118,144	120,238	420,316	400,433
Spatial	22,170	11,359	59,237	35,155
Total consumables revenue	140,314	131,597	479,553	435,588
Services	5,267	2,303	15,703	8,425
Total revenue	$183,979	$156,232	$618,727	$516,409

The following table presents revenue by geography based on the location of the customer for the periods indicated (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Americas
United States	$99,322	$82,828	$360,091	$284,987
Americas (excluding United States)	4,520	2,794	13,101	8,791
Total Americas	103,842	85,622	373,192	293,778
Europe, Middle East and Africa	50,589	43,001	142,276	117,068
Asia-Pacific
China¹	11,748	16,277	50,965	64,356
Asia-Pacific (excluding China)	17,800	11,332	52,294	41,207
Total Asia-Pacific	29,548	27,609	103,259	105,563
Total Revenue	$183,979	$156,232	$618,727	$516,409
1 Includes Hong Kong effective from the first quarter of 2023. Comparative periods have been adjusted for this inclusion.
(2)Includes stock-based compensation expense as follows:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Cost of revenue	$1,928	$1,511	$7,068	$5,259
Research and development	17,608	17,865	72,804	59,211
Selling, general and administrative	19,382	21,598	87,078	72,378
Total stock-based compensation expense	$38,918	$40,974	$166,950	$136,848

10x Genomics, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share data)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$359,284	$219,746
Marketable securities	29,411	210,238
Restricted cash	—	2,633
Accounts receivable, net	114,832	104,211
Inventory	73,706	81,629
Prepaid expenses and other current assets	18,789	16,578
Total current assets	596,022	635,035
Property and equipment, net	279,571	289,328
Restricted cash	—	4,974
Operating lease right-of-use assets	65,361	69,882
Goodwill	4,511	4,511
Intangible assets, net	16,616	22,858
Other noncurrent assets	3,062	2,392
Total assets	$965,143	$1,028,980
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,738	$21,599
Accrued compensation and related benefits	30,105	32,675
Accrued expenses and other current liabilities	56,648	59,779
Deferred revenue	13,150	7,867
Operating lease liabilities	11,521	9,037
Total current liabilities	127,162	130,957
Operating lease liabilities, noncurrent	83,849	86,139
Deferred revenue, noncurrent	8,814	3,165
Other noncurrent liabilities	4,275	2,976
Total liabilities	224,100	223,237
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.00001 par value; 100,000,000 shares authorized, no shares issued or outstanding as of December 31, 2023 and December 31, 2022	—	—
Common stock, $0.00001 par value; 1,100,000,000 shares authorized and 119,095,362 and 115,195,009 shares issued and outstanding as of December 31, 2023 and 2022	2	2
Additional paid-in capital	2,025,890	1,839,397
Accumulated deficit	(1,284,420)	(1,029,321)
Accumulated other comprehensive loss	(429)	(4,335)
Total stockholders’ equity	741,043	805,743
Total liabilities and stockholders’ equity	$965,143	$1,028,980